Table of Contents

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

XENETIC BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

XENETIC BIOSCIENCES, INC.

99 Hayden Ave., Ste. 230
Lexington, Massachusetts 02421

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 28, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Xenetic Biosciences, Inc., a Nevada corporation (the “Company”). The meeting will be held on Wednesday, November 28, 2018 at 10:00 a.m. local time at 4400 Biscayne Blvd, Miami, Florida 33137 for the following purposes:

1.       To elect the Board’s nominees, James E. Callaway, Firdaus Jal Dastoor, Jeffrey F. Eisenberg, Dmitry Genkin, Roman Knyazev, Roger Kornberg and Adam Logal, to the Board of Directors to serve until the next annual meeting and their successors are duly elected and qualified.

2.        To ratify the selection by the Audit Committee of Marcum LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

3.       To approve, by non-binding advisory vote, the resolution approving the named executive officer compensation (“Say on Pay”).

4.       To approve, by non-binding advisory vote, the frequency of holding future votes regarding named executive officer compensation (“Say on Frequency”).

 5.       To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is October 19, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Wednesday, November 28, 2018 at 10:00 a.m. local time at 4400 Biscayne Blvd, Miami, Florida 33137.

The Proxy Statement, the Notice of the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended (the “Annual Report to Stockholders”) are available at www.xeneticbio.com.

By Order of the Board of Directors

/s/ James Parslow

James Parslow

Secretary

Lexington, Massachusetts

November 9, 2018

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these proxy materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

XENETIC BIOSCIENCES, INC.

99 Hayden Ave., Ste. 230
Lexington, Massachusetts 02421

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 28, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

This proxy statement and the enclosed form of proxy are being sent to you because the Board of Directors of Xenetic Biosciences, Inc. (the “Company” or “Xenetic”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders, including at any adjournments or postponements thereof (the “Annual Meeting”). We intend to mail these proxy materials on or about November 9, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday, November 28, 2018 at 10:00 a.m. local time at 4400 Biscayne Blvd, Miami, Florida 33137. If you wish to attend the Annual Meeting in person, please notify us in advance and, if you hold your shares in an account with a broker or bank, provide evidence that you were a stockholder on the record date. We must receive your request at least two business days prior to the meeting at 99 Hayden Ave, Suite 230, Lexington, Massachusetts 02421, by telephone to 781-778-7720 or by email at ir@xeneticbio.com. It will be necessary to present your picture identification to gain entrance to the 4400 Biscayne Boulevard building. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on October 19, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 9,403,889 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on October 19, 2018 your shares were registered directly in your name with the Company’s transfer agent, Empire Stock Transfer, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on October 19, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

1

What am I voting on?

There are four matters scheduled for a vote:

•	Election of seven directors;

•	Ratification of the selection by the Audit Committee of Marcum LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018;

•	Approval, on an advisory, non-binding basis, of the compensation of our named executive officers; and

•	Selection, on an advisory, non-binding basis, of the frequency with which the Company shall hold future non-binding Say on Pay votes.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “FOR” all the nominees to the Board of Directors or you may “WITHHOLD” your vote for any nominee you specify. For Proposal 2 and Proposal 3, you may vote “FOR” or “AGAINST” or abstain from voting. For Proposal 4, you may vote “FOR” every “one year”, “two years” or “three years” on the frequency with which the Company shall hold future non-binding Say on Pay vote or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial 702-818-5898 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 2:00 p.m. Eastern Time on November 27, 2018 to be counted.

•	To vote through the internet, go to https://stocktrack.simplyvoting.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 2:00 p.m. Eastern Time on November 27, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

2

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of October 19, 2018.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed by applicable laws to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1, Proposal 3 or Proposal 4 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of all seven nominees for director; “FOR” the ratification of Marcum LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018; “FOR” the approval, on an advisory, non-binding basis, of the compensation of our named executive officers; and “FOR” “1 Year” on Proposal 4. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

3

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy by attending the Annual Meeting and voting in person.

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 99 Hayden Ave, Suite 230, Lexington, Massachusetts 02421.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by July 12, 2019 to our Corporate Secretary at 99 Hayden Ave., Suite 230, Lexington, Massachusetts 02421. However, if the date of the 2019 Annual Meeting of Stockholders is changed by more than 30 days from the date of the 2018 Annual Meeting, then the deadline will be a reasonable time before the Company begins to print and mail its proxy materials for the 2019 Annual Meeting. Upon determination by the Company that the date of the 2019 Annual Meeting will be advanced or delayed by more than 30 days from the date of the 2018 Annual Meeting, the Company will disclose that change in the earliest possible Quarterly Report on Form 10-Q, or if impracticable, any means reasonably calculated to inform stockholders. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so by giving timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Amended and Restated Bylaws. To be timely, our Amended and Restated Bylaws provide that we must have received the notice not less than 90 days or more than 120 days prior to the one-year anniversary of the date of the previous year’s Annual Meeting of Stockholders (the “Anniversary”); provided, however, that in the event that the date of next year’s Annual Meeting is more than 30 days before or more than 30 days after the Anniversary, notice must be delivered not earlier than the close of business on the 120th day prior to next year’s Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to next year’s Annual Meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of next year’s Annual Meeting is first made by us. You are advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “FOR,” “WITHHOLD” and broker non-votes and, with respect to other proposals, votes “FOR” and “AGAINST,” abstentions and, if applicable, broker non-votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

4

What are “broker non-votes”?

If you are the beneficial owner of shares held in “street name,” your shares may constitute “broker non-votes.” Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under applicable rules that generally apply to all brokers, bank or other nominees, on voting matters characterized as “routine,” firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by such firms. Only Proposal 2 is considered a “routine” matter for this purpose and brokers, banks or other nominees generally have discretionary voting power with respect to such proposal. Proposal 1, Proposal 3 and Proposal 4 are not considered a routine matter, and without your instructions, your broker cannot vote your shares for the proposal.

How many votes are needed to approve each proposal?

For the election of directors, the seven nominees receiving the most “FOR” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “FOR” will affect the outcome. Broker non-votes will have no effect.

For Proposal 2, an affirmative “FOR” vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of Marcum LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2018. If you mark your proxy to “ABSTAIN” from voting, it will have no effect. Broker non-votes will also have no effect.

For Proposal 3, an affirmative “FOR” vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve, on an advisory, non-binding basis, the compensation of our named executive officers. If you mark your proxy to “ABSTAIN” from voting, it will have no effect. Broker non-votes will also have no effect. Because the vote on the Say on Pay proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Compensation Committee will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements.

For Proposal 4, an affirmative “FOR” vote of a majority of the shares cast affirmatively or negatively for this proposal is required to select the frequency with which the Company shall hold future non-binding Say on Pay votes. If you mark your proxy to “ABSTAIN” from voting, it will have no effect. Broker non-votes will also have no effect. With respect to this item, if none of the frequency alternatives (one year, two years or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on us or our Board of Directors in any way, our Board of Directors may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our stockholders.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least fifty percent (50%) of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 9,403,889 shares outstanding and entitled to vote. Thus, the holders of 4,701,945 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting may adjourn the meeting to another date.

5

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, the Notice of the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended (the “Annual Report to Stockholders”) are available at www.xeneticbio.com.

6

Proposal 1

Election of Directors

Our Board of Directors (“Board”) consists of seven directors. There are seven nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. All of the nominees have consented to serve if elected by our stockholders. It is our policy to encourage nominees for directors to attend the Annual Meeting. At the Company’s last annual meeting of stockholders, which was held in November of 2017, three of our Board members attended the meeting and were available to be heard by those present at the meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

Name	Age	Position

Jeffrey Eisenberg	52	Chief Executive Officer and Director
Dr. James E. Callaway	62	Director (1), (2), (3)
Firdaus Jal Dastoor, FCS	66	Director (1), (2)
Dr. Dmitry Genkin	49	Director
Roman Knyazev	38	Director
Dr. Roger Kornberg	71	Director (3)
Mr. Adam Logal	40	Director (1), (2), (3)

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Jeffrey F. Eisenberg was appointed our Chief Executive Officer on October 26, 2017, after serving as Chief Operating Officer since December 2, 2016, and has served as a member of our Board since July 2016. Mr. Eisenberg previously worked at Noven Pharmaceuticals, Inc. (“Noven”), a subsidiary of Hisamitsu Pharmaceutical, Inc., where he held various positions of increasing responsibility, most recently serving from 2009-2016 as Noven’s president, chief executive officer and as a member of its board of directors. Mr. Eisenberg obtained his J.D. at Columbia University Law School and a B.S. in Economics from the Wharton School, University of Pennsylvania. We believe Mr. Eisenberg’s significant life science executive experience and leadership experience in the areas of R&D, operations, manufacturing/quality, business development, strategic partnering, product development, commercialization, and human resources provides him with the appropriate set of skills to serve as a member of our Board.

James E. Callaway was appointed to the Board on August 14, 2017. Dr. Callaway has over 30 years of experience in the execution of product development operations for biotherapeutics. Dr. Callaway is a seasoned CEO within the venture-backed biotech community and over the course of his career he has built and operated two companies, transforming each from research companies to clinical stage operating entities. Since 2016, he has served as a Corporate Strategy Consultant at Callaway Innovations. From 2012 until 2016, Dr. Callaway was President and Chief Executive Officer of ArmaGen, Inc. and from 2008 until 2012, served as President and CEO of CEBIX, Inc. Prior to these efforts, Dr. Callaway held multiple senior leadership positions at Elan Pharmaceuticals, including simultaneously acting as Head of Development and overseeing the complex partnership with Wyeth Pharmaceuticals in the Alzheimer’s disease immunotherapy program. He has developed antibodies for a wide-range of therapeutic applications over the past two decades, including treatments of multiple sclerosis (Tysabri®: pharmaceutical development), Alzheimer’s disease (bapineuzumab: Program Executive), and blood-brain barrier transport, and has worked with the United States Food and Drug Administration on multiple orphan drug development programs. We believe Dr. Callaway’s significant life sciences executive, leadership and strategic experience in the area of biotherapeutics provides him with the appropriate set of skills to serve as a member of our Board.

7

Firdaus Jal Dastoor, FCS, was initially appointed as a member of our Board in January 2014 pursuant to terms of the agreement of our acquisition of Xenetic U.K. He has been employed by the Cyrus Poonawalla Group, a conglomerate in India with interests in horse racing and breeding, biotech, engineering and hotels, in business development strategies and operational roles since October 1981. Mr. Dastoor is currently a Group Director in charge of Finance and Corporate Affairs and Company Secretary of the Serum Institute of India Private Limited at the Cyrus Poonawalla Group, one of our significant stockholders. He is a Fellow Member of The Institute of Company Secretaries of India since 1990. Mr. Dastoor is on the board of several private companies operating in the fields of engineering products, life sciences and biotech, international trade, financial services and quality standards certifications. Mr. Dastoor received a B.A. in Commerce from the University of Poona. We believe Mr. Dastoor’s knowledge of investments in the life sciences and biotechnology industries, and his finance and business development background provide him with the appropriate set of skills to serve as a member of our Board.

Dmitry Genkin was appointed to the Board on August 14, 2017. Dr. Genkin currently serves on the Company’s Scientific Advisory Board and previously served on the Company’s Board of Directors from 2004-2016. He has the Russian equivalent of an MD in Internal Therapy and studied drug delivery under Professor Gregory Gregoriadis at The School of Pharmacy, University of London in 1992, as well as the Department of Clinical Pharmacology at Karolinska Hospital, Stockholm from 1992 until 1993. Since 2005, Dr. Genkin has served as Executive Chairman of PJSC Pharmsynthez, a public company and Xenetic’s majority stockholder. Prior to that time, Dr. Genkin headed a number of Russia's largest pharmaceutical companies including Pharmavit, which had 27% of the Russian pharmaceutical market. In 1998, he was awarded the silver medal by the Russian Natural Science Academy. We believe Dr. Genkin’s significant life sciences, biotechnology and international background provide him with the appropriate set of skills to serve as a member of our Board.

Roman Knyazev has served as a member of our Board since April 2014. Mr. Knyazev has served in various positions at Rusnano Moscow since 2009, most recently as its Investment Director. He also serves on the boards of directors of Nanolek, PETAR, PJSC Pharmsynthez, Lipoxen Technologies, Ltd and SynBio LLC. Mr. Knyazev is a Fellow of the Kauffman Fellows Program. We believe Mr. Knyazev’s experience investing in clinical stage biotechnology companies provides him with the appropriate set of skills to serve as a member of our Board.

Dr. Roger Kornberg has served as a member of our Board since February 2016. Dr. Kornberg is a member of the U.S. National Academy of Sciences and the Winzer Professor of Medicine in the Department of Structural Biology at Stanford University. He earned his B.S. in chemistry from Harvard University in 1967 and his Ph.D. in chemical physics from Stanford in 1972. He became a postdoctoral fellow at the Laboratory of Molecular Biology in Cambridge, England and then an assistant professor of biological chemistry at Harvard Medical School in 1976, before moving to his present position as professor of structural biology at Stanford Medical School in 1978. In 2006, Dr. Kornberg was awarded the Nobel Prize in Chemistry in recognition for his studies of the molecular basis of Eukaryotic Transcription, the process by which DNA is copied to RNA. Dr. Kornberg is also the recipient of several awards, including the 2001 Welch Prize, the highest award granted in the field of chemistry in the United States, and the 2002 Leopald Mayer Prize, the highest award granted in the field of biomedical sciences from the French Academy of Sciences. We believe Dr. Kornberg’s prior experience serving on the boards of directors of large organizations as well as his scientific background provides him with the appropriate set of skills to serve as a member of our Board.

Mr. Adam Logal was appointed to the Board in August 2017. Mr. Logal joins the Xenetic Board of Directors with over 16 years of experience in the biopharmaceuticals industry. Since April 2014, Mr. Logal has served as Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of OPKO Health, Inc. and from March 2007 until April 2014 served as OPKO’s Vice President of Finance, Chief Accounting Officer and Treasurer. Mr. Logal served as a director of VBI Vaccines, Inc., a publicly-traded company, from May 2015 through October 2018 and served as its Audit Committee Chairman. Prior to joining OPKO, Mr. Logal served in various financial management roles at Nabi Biopharmaceuticals, a commercial stage biopharmaceutical company. Mr. Logal is a strategic finance executive with extensive experience in SEC compliance and reporting, domestic and international finance, strategic planning, cash flow management, budgeting, taxation, treasury and business development. We believe Mr. Logal’s extensive financial experience with public companies in the life sciences industry provides him with appropriate set of skills to serve as a member of our Board.

There are no family relationships among any of our directors and executive officers and, to the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings which are required to be disclosed pursuant to the rules and regulations of the SEC.

The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee.

8

information regarding the board of directors and corporate governance

During fiscal year 2017, the following served as a member of the Company’s Board of Directors: Michael Scott Maguire, Jeffrey Eisenberg, Edward Benz, Firdaus Jal Dastoor, Darlene Deptula-Hicks, Roman Knyazev, Roger Kornberg, Dmitry Genkin, James Callaway, and Adam Logal. On August 9, 2017, each of Edward Benz MD, Darlene Deptula-Hicks and Michael Scott Maguire resigned as a member of the Board. James Callaway, Dmitry Genkin and Adam Logal were each appointed to the Board on August 14, 2017. Directors shall hold office for a one-year term or until their successors have been duly elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal, or other causes can be filled by the affirmative vote of a majority of the directors then in office. Any director so elected, shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified. Each of the seven current directors was previously elected at the Company’s last annual meeting of stockholders to hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.

Independence of The Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with advisors to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors were independent directors within the meaning of the applicable NASDAQ listing standards for the period during which they served as a member of the Board during fiscal year 2017: Dr. Callaway, Mr. Dastoor, Dr. Kornberg, Mr. Logal, Dr. Benz and Ms. Deptula-Hicks.

During fiscal year 2017, all members of our Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee were independent (as independence is currently defined in Rule 5605 of the NASDAQ listing standards).

Board Leadership Structure

Prior to August 2017, we combined the positions of Chief Executive Officer and Board Chair. As of August 2017, we separated the roles of Chief Executive Officer and Board Chair in recognition of the differences between the two roles. The Board of Directors is currently chaired by independent director, Adam Logal, and our current Chief Executive Officer, Jeffrey Eisenberg, is our only employee-director. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Board Chair is responsible for leading the Board in the execution of its fiduciary duties. The Board Chair presides over meetings of the full Board. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure is the optimal structure for the Company at this time.

Role of the Board in Risk Oversight

Our management is principally responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The Board’s principal responsibility in this area is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address material risk and to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The involvement of the Board in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company.

Meetings of The Board of Directors

The Board of Directors met sixteen times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which she or he served that were held during the portion of the last fiscal year for which she or he was a director or committee member, except as follows: Dr. Kornberg attended 44% of the Board meetings during 2017 and did not attend the Nominating and Corporate Governance Committee meeting; Mr. Dastoor attended 50% of the Compensation Committee meetings.

9

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board also has two special committees: an Expense Management and Financing Oversight Committee and a Strategic Alternatives Committee. The Expense Management and Financing Oversight Committee was formed in October 2017. The Strategic Alternatives Committee was formed in March 2018. The Company has adopted charters to govern the conduct, authority and responsibilities of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

The following table provides membership and meeting information for fiscal 2017 for each of the [standing] Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Michael Scott Maguire (1)
Jeffrey Eisenberg
Edward Benz (1)	X	X
James Callaway (3)	X	X*	X*
Firdaus Jal Dastoor, FCS	X	X
Darlene Deptula-Hicks (1)	X*	X*	X*
Roman Knyazev
Roger Kornberg			X
Dmitry Genkin (2)
Adam Logal (3)	X*	X	X
Total meetings in 2017 fiscal year	4	2	1

*       Committee Chairperson

(1) On August 9, 2017, each of Mr. Maguire, Dr. Benz and Ms. Deptula-Hicks resigned as a member of the Board of Directors.

(2) Dr. Genkin resigned as a member of the Board on May 3, 2016, but was reappointed to the Board on August 14, 2017.

(3) Dr. Callaway and Mr. Logal were appointed to the Board on August 14, 2017.

Below is a description of each standing committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The Board of Directors has determined that each member, during the portion of the relevant fiscal year for which such member has served, of each committee met or meets, as applicable, the applicable NASDAQ rules and regulations regarding “independence” and each member was or is, as applicable, free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report to Stockholders on Form 10-K.

10

For the fiscal year 2017, the Audit Committee was composed of three directors. Mr. Dastoor served on the committee for all of fiscal 2017. Dr. Benz and Ms. Deptula-Hicks (former chair) each served on the Audit Committee until August 9, 2017. Dr. Callaway and Mr. Logal (chair) were each appointed to the Audit Committee on August 14, 2017. The Audit Committee met four times during fiscal year 2017. The Audit Committee is currently composed of three directors: Dr. Callaway, Mr. Dastoor and Mr. Logal (chair). The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://ir.xeneticbio.com/.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

The Board of Directors has also determined that Mr. Logal qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Logal’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Mr. Adam Logal, Chairman

Dr. James E. Callaway

Mr. Firdaus Jal Dastoor, FCS

Compensation Committee

For the fiscal year 2017, the Compensation Committee was composed of three directors. Mr. Dastoor served for the entire fiscal year 2017. Ms. Deptula-Hicks and Dr. Benz each served on the Compensation Committee until August 9, 2017, and Dr. Callaway and Mr. Logal were each appointed to the Compensation Committee on August 14, 2017. The Compensation Committee is currently composed of three directors: Dr. Callaway (chair), Mr. Dastoor and Mr. Logal. All current members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing standards). The Compensation Committee met twice during 2017 and acted on occasions by unanimous written consent. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at http://ir.xeneticbio.com/.

The Compensation Committee of the Board acts on behalf of the Board to review, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and directors and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service of our Chief Executive Officer; and

•	administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

The Compensation Committee determines salaries, incentives and other forms of compensation for the Chief Executive Officer and our executive officers and reviews and makes recommendations to the Board with respect to director compensation. The Compensation Committee meets without the presence of executive officers when approving or deliberating on executive officer compensation, but may invite the Chief Executive Officer to be present during the approval of, or deliberations with respect to, other executive officer compensation. The Compensation Committee reviews and approves the terms of offer letters, employment agreements, severance agreements, change-in-control agreements, indemnification agreements and other material agreements between us and our executive officers. In addition, the Compensation Committee administers our stock incentive compensation and equity-based plans.

11

Compensation Committee Interlocks and Insider Participation

None of the individuals serving on the Compensation Committee during fiscal year 2017 were at any time during fiscal year 2017, an officer or employee of the Company and none have served as a former officer of the Company. See “Certain Related-Person Transactions” below for related party transactions involving Mr. Dastoor. None of our current executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended December 31, 2017.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, and developing a set of corporate governance principles for the Company.

For the fiscal year 2017, the Nominating and Corporate Governance Committee was composed of two directors through August 2017 and three directors thereafter. Dr. Kornberg served on the committee for all of fiscal 2017. Ms. Deptula-Hicks served on the Nominating and Corporate Governance Committee until August 9, 2017, and Dr. Callaway and Mr. Logal were each appointed to the Nominating and Corporate Governance Committee on August 14, 2017. The Nominating and Corporate Governance Committee is currently composed of three directors: Dr. Callaway (chair), Mr. Logal and Dr. Kornberg. All current members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met once during 2017. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at http://ir.xeneticbio.com/.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

While we do not have a formal diversity policy with respect to Board composition, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Nominating and Corporate Governance Committee takes these qualities into account when considering director nominees for recommendation to the Board.

12

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board of Directors should notify the Company’s Secretary or any member of the Nominating and Corporate Governance Committee in writing and include any supporting material the stockholder considers appropriate.  In addition, the Company’s Amended and Restated Bylaws contain provisions addressing the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at its Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Company’s Secretary and otherwise comply with the provisions of our Amended and Restated Bylaws. To be timely, our Amended and Restated Bylaws provide that we must have received the notice not less than 90 days or more than 120 days prior to the one-year anniversary of the date of the previous year’s Annual Meeting of Stockholders (the “Anniversary”); provided, however, that in the event that the date of next year’s Annual Meeting is more than 30 days before or more than 30 days after the Anniversary, notice must be delivered not earlier than the close of business on the 120th day prior to next year’s Annual Meeting and not later than the close of business on the later of (i) the 90th day prior next year’s Annual Meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of next year’s Annual Meeting is first made by us. Information required by our Amended and Restated Bylaws to be in the notice includes: (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected); (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder, the beneficial owner, if any, on whose behalf any such proposal or nomination is being made, and their respective affiliates and associates, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, if such stockholder, such beneficial owner, or any affiliate or associate thereof, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; (C) to the extent known by the stockholder, the name and address of any other security holder of the Company who owns, beneficially or of record, any securities of the Company and who supports any nominee proposed by such stockholder; and (D) a questionnaire and a representation and agreement, completed and signed by such person, as required by our Amended and Restated Bylaws.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Amended and Restated Bylaws and must be addressed to our Corporate Secretary, c/o Xenetic Biosciences, Inc., 99 Hayden Ave, Suite 230, Lexington, Massachusetts 02421. You can obtain a copy of our Amended and Restated Bylaws by writing to the Corporate Secretary at this address.

Our Nominating and Corporate Governance Committee recommended to the Board that it nominate each of Dr. Callaway, Mr. Eisenberg, Dr. Genkin, Dr. Kornberg, Mr. Logal, Mr. Dastoor and Mr. Knyazev for election at the 2018 Annual Meeting.

Stockholder Communications With The Board Of Directors

Historically, we have not provided a formal process related to stockholder communications with the Board. All communications to our Board, our Board committees or any individual director, must be in writing and addressed to our Corporate Secretary, c/o Xenetic Biosciences, Inc., 99 Hayden Ave, Suite 230, Lexington, Massachusetts 02421. All communications will be reviewed by the Secretary and, unless otherwise indicated in such communication, submitted to the Board or an individual director, as appropriate.

Code of Business Conduct and Ethics

We have adopted the Xenetic Biosciences, Inc. Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is available on our website, www.xeneticbio.com, under “Investors” at “Corporate Governance.” If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we intend to promptly disclose the nature of the amendment or waiver on our website, to the extent required by the applicable rules and exchange requirements.

13

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Marcum LLP has audited our financial statements since 2015. Representatives of Marcum LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of Marcum LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Marcum LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2017 and December 31, 2016, by Marcum LLP, the Company’s principal accountant.

	2017	2016
Audit Fees	$167,824	$209,140
Audit-Related Fees	8,005	145,327
Tax Fees	–	–
All Other Fees	–	–
Total Fees	$175,829	$354,467

Audit Fees

Audit fees include the total fees incurred in connection with the audit of our annual consolidated financial statements for each of the years ended December 31, 2017 and 2016.

Audit-Related Fees

Audit related fees during the year ended December 31, 2017 include fees incurred in connection with SEC filings related to our Amended and Restated Equity Incentive Plan. Audit-related fees during the year ended December 31, 2016 include fees incurred in connection with consulting services provided for review and analysis of financial accounting and reporting requirements related to the Company’s NASDAQ uplisting and reverse stock split.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee pre-approves all audit and non-audit accounting services provided by our independent, registered accounting firm. All audit and non-audit fee services described above were pre-approved by the Audit Committee.

Pursuant to the Board of Directors’ policy, to help ensure the independence of our independent registered public accounting firm, all auditing services and permitted non-audit services (including the terms thereof) to be performed for us by our independent registered public accounting firm must be pre-approved by the Audit Committee, subject to the de-minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the commencement of services.

Our Audit Committee approved and retained Marcum LLP to audit our consolidated financial statements for 2017. Our Audit Committee reviewed all services provided by Marcum LLP in 2017 and concluded that the services provided were compatible with maintaining its independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

14

Executive Officers

The following table sets forth information concerning our executive officers as of the date of this proxy statement.

Name	Age	Position

Jeffrey Eisenberg	52	Chief Executive Officer and Director
Dr. Curtis Lockshin	58	Chief Scientific Officer
James Parslow	53	Chief Financial Officer and Corporate Secretary

Jeffrey F. Eisenberg. Biographical information for Mr. Eisenberg is included above with the director biographies under the caption “Nominees.”

Dr. Curtis A. Lockshin initially joined us on a part-time basis in March 2014 as our Vice President of Research & Operations and was appointed our Chief Scientific Officer effective January 1, 2017. Dr. Lockshin has held several management positions at development and commercial stage biotechnology companies, with experience including discovery, preclinical and clinical development, as well as commercial manufacturing. Since May 2013, he has held the position of president and chief executive officer of Guardum Pharmaceuticals LLC (“Guardum”), a wholly owned subsidiary of PJSC Pharmsynthez, our controlling stockholder, a position which he continues to hold in addition to his position with us. Dr. Lockshin does not receive a salary for these services but did receive medical benefits and was covered under Guardum’s health plan through July 31, 2018. In addition, Dr. Lockshin has served as an officer or consultant of several biotechnology companies on a part-time basis, including as an officer of a series of related companies following multiple mergers beginning as chief executive officer of SciVac Ltd. from September 2014 to July 2015, chief executive officer of SciVac Therapeutics Inc. from July 2015 to May 2016, chief technology officer of VBI Vaccines Inc. from May 2016 to December 2016, and Vice President of Corporate R&D Initiatives for OPKO Health from October 2011 to February 2013. Dr. Lockshin is currently serving as a member of the board of directors of RXi Pharmaceuticals Corporation, a publicly traded clinical-stage RNAi company, a position he has held since April 2013. He previously served as a director of ChromaDex Inc., a publicly traded natural products company, from March 2011 to December 2013. Dr. Lockshin has a Ph.D. in Biological Chemistry from the Massachusetts Institute of Technology.

James Parslow was appointed our Chief Financial Officer on April 3, 2017. Mr. Parslow most recently served as Chief Financial Officer, Treasurer and Secretary of World Energy Solutions, Inc., a publicly-traded business-to-business e-commerce company brokering energy and environmental commodities, from 2006 until its acquisition by EnerNOC, Inc. in 2015. Since 2015, he has served as an independent consultant providing interim chief financial officer services to multiple emerging technology companies. Mr. Parslow is a Certified Public Accountant with 30 years of experience serving private and public companies in the biotech, alternative energy, online auction, and high-tech manufacturing industries. He holds an A.B. in Economics and Accounting from the College of the Holy Cross and an M.B.A. with a concentration in Finance from Bentley University.

15

Security Ownership of Certain Beneficial Owners and Management

The following table and footnotes set forth certain information known to us regarding beneficial ownership of our capital stock as of the record date for:

•	each person known by us to be the beneficial owner of more than 5% of our capital stock;
•	our named executive officers for the 2017 fiscal year;
•	each of our directors; and
•	all executive officers and directors as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person or entity.

The percentage of shares beneficially owned is computed on the basis of 9,403,889 shares of our common stock outstanding as of the record date, on an as-converted basis. Shares of our common stock that a person has the right to acquire within 60 days after the record date are deemed outstanding for purposes of computing the percentage ownership of the person or entity holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Xenetic Biosciences, Inc., at 99 Hayden Ave, Suite 230, Lexington, Massachusetts 02421.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage Beneficially Owned
Fiscal Year 2017 Named Executive Officers and Directors
Jeffrey F. Eisenberg	213,233	(2)	2.2%
James Parslow	58,333	(3)	*
Dr. Curtis Lockshin	88,031	(4)	*
Dr. James E. Callaway	25,000	(5)	*
Firdaus J. Dastoor	118,940	(6)	1.2%
Dr. Dmitry Genkin(7)	99,693	(8)	1.1%
Roman Knyazev(9)	37,879	(10)	*
Dr. Roger Kornberg	50,000	(11)	*
Adam Logal	25,000	(12)	*
All executive officers and directors as a group (9 persons)	716,110	(13)	7.1%
5% Current Stockholders
PJSC Pharmsynthez(7) (9)	7,880,614	(14)	66.1%
Serum Institute of India Private Limited	939,489	(15)	9.7%

*	Represents beneficial ownership of less than one percent (1%).
(1)	This table is based upon corporate records, information supplied by officers, directors and, in the case of principal stockholders, information provided by our transfer agent.
(2)	The total beneficial ownership consists of 196,566 shares issuable upon exercise of options that are exercisable within 60 days of October 19, 2018 and 16,667 shares issuable upon the vesting of restricted stock units within 60 days of October 19, 2018.
(3)	The total beneficial ownership consists of 58,333 shares issuable upon exercise of options that are exercisable within 60 days of October 19, 2018.
(4)	The total beneficial ownership consists of 88,031 shares issuable upon exercise of options that are exercisable within 60 days of October 19, 2018.
(5)	The total beneficial ownership consists of 25,000 shares issuable upon exercise of options that are exercisable within 60 days of October 19, 2018.
(6)	The total beneficial ownership consists of 118,940 shares issuable upon exercise of warrants and options that are exercisable within 60 days of October 19, 2018.
(7)	Dr. Genkin is the Chairman of the Board of Directors of Pharmsynthez.

16

(8)	The total beneficial ownership consists of 32,000 shares of common stock owned directly and 67,693 shares issuable upon exercise of warrants and options that are exercisable within 60 days of October 19, 2018.
(9)	Mr. Knyazev is the Deputy Chairman of the Board of Directors of Pharmsynthez.
(10)	The total beneficial ownership consists of 37,879 shares issuable upon exercise of options that are exercisable within 60 days of October 19, 2018.
(11)	The total beneficial ownership consists of 50,000 shares issuable upon exercise of options that are exercisable within 60 days of October 19, 2018.
(12)	The total beneficial ownership consists of 25,000 shares issuable upon exercise of options that are exercisable within 60 days of October 19, 2018.
(13)	The total beneficial ownership consists of 32,000 shares of common stock owned directly and 495,626 shares issuable upon exercise of warrants and options that are exercisable within 60 days of October 19, 2018.
(14)	The total beneficial ownership consists of 5,365,455 shares of common stock owned directly or indirectly through SynBio, 1,454,545 shares issuable upon the conversion of Series B Preferred Stock and 1,060,614 shares issuable upon exercise of warrants that are exercisable within 60 days of October 19, 2018. The address of PJSC Pharmsynthez is Office Center IT Park, 25 Liter ZH, Krasnogo Kursanta St., St. Petersburg, 197110, Russia.
(15)	The total beneficial ownership consists of 630,396 shares of common stock owned directly and indirectly by related affiliates of Serum Institute of India Private Limited and 309,093 shares issuable upon exercise of warrants that are exercisable within 60 days of October 19, 2018. The address of Serum Institute of India is S. No. 212/2, Off Soli Poonawalla Road, Hadapsar, Pune, 411028, Maharashtra, India.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except that one report, covering an aggregate of one transaction, was filed late by Ms. Deptula-Hicks and one report, covering an aggregate of one transaction, was filed late by Dr. Benz. Additionally, certain reports filed in the previous fiscal year by Ms. Deptula-Hicks and Messrs. Knyazev, Dastoor and Maguire inadvertently did not include all respective holdings on such filings and were corrected pursuant to amended reports, including: two reports, covering an aggregate of two transactions, filed by Ms. Deptula-Hicks; two reports, covering an aggregate of two transactions, filed by Mr. Maguire; two reports, covering an aggregate of two transactions, filed by Mr. Dastoor; and one report, covering an aggregate of one transaction, filed by Mr. Knyazev. Initial reports on Form 3 of ownership were filed late by Messrs. Genkin and Callaway and by PJSC Pharmsynthez and Synbio LLC.

17

Executive Compensation

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2017 and 2016, the compensation information for Michael Scott Maguire, our former Chief Executive Officer, Jeffrey Eisenberg, our current Chief Executive Officer, Dr. Curtis Lockshin, our Chief Scientific Officer, and James Parslow, our Chief Financial Officer. On October 26, 2017, Mr. Eisenberg became the Company’s Chief Executive Officer in place of Mr. Maguire. We refer to Messrs. Maguire, Eisenberg, Lockshin and Parslow herein as our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
M. Scott Maguire, Former Chief	2017	$470,589		–	–	–	–	$$164,894(2)	$635,483
Executive Officer	2016	$456,067	(3)	–	–	$727,241	$206,630	$78,589	$1,468,527
Jeffrey F. Eisenberg, Chief	2017	$300,000	(4)	–	$ 105,720	$375,389	–	$34,381(5)	$815,490
Executive Officer	2016	$41,823	(4)	–	–	$648,984	–	$2,991	$693,798
James Parslow Chief Financial Officer	2017	$198,750	(6)	–	–	$667,216	–	$24,830(7)	$890,796
Dr. Curtis Lockshin, Chief Scientific Officer	2017	$250,000	(8)	–	–	$625,316	–	$2,523(9)	$877,839

_____________

(1)	The amounts represent the aggregate grant date fair value of stock options granted in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of this amount are set forth in Note 12 to our audited consolidated financial statements included in Item 8 of the Annual Report to Stockholders. Mr. Eisenberg, Mr. Parslow and Dr. Lockshin were granted options to purchase 250,000 shares, 175,000 shares and 175,000 shares of common stock, respectively, during 2017. In addition, Mr. Eisenberg was granted 50,000 restricted stock units in 2017.
(2)	Includes (i) a $39,384 lump sum termination payment, (ii) $40,254 for health and welfare plans, (iii) $74,116 reimbursement for certain tax liabilities; (iv) $6,640 of director pay and (v) $4,500 of tax preparation costs.
(3)	A portion of Mr. Maguire’s 2015 salary was deferred pursuant to a convertible promissory note and subsequently paid in full in 2016. As part of this arrangement, Mr. Maguire earned $13,176 of interest and was granted a warrant to purchase 37,369 shares of our common stock at the lesser of $6.60 and 120% of the price per share in our next capital raise of at least $7 million. Mr. Maguire’s compensation is denominated and paid in British pounds. The amount paid in pounds is converted to U.S. dollars at the spot exchange rate on the date of payment.
(4)	Mr. Eisenberg was appointed our Chief Operating Officer in December 2016 and Chief Executive Officer in October 2017. Mr. Eisenberg served as a director of the Company from July 2016 through November 2016. For fiscal year 2016, the amount represents the amount earned by Mr. Eisenberg pursuant to his written employment agreement with the Company as well as fees earned for his Board service for the period from July 2016 through November 2016 prior to his appointment as Chief Operating Officer totaling $16,823. As an employee, Mr. Eisenberg no longer receives compensation for serving as a member of our Board.
(5)	For fiscal year 2017, includes (i) $13,500 of contributions to our U.S. 401(k) Plan and (ii) $20,881 for health and welfare plans.
(6)	Mr. Parslow was appointed our Chief Financial Officer in April 2017.
(7)	Includes (i) $9,937 of contributions to our U.S. 401(k) Plan and (ii) $14,893 for health and welfare plans.
(8)	Dr. Lockshin was appointed our Chief Scientific Officer in January 2017.
(9)	Includes (i) $1,563 of contributions to our U.S. 401(k) Plan and (ii) $960 for health and welfare plans.

18

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options, Exercisable	Number of Securities Underlying Unexercised Options, Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
M. Scott Maguire	15,002(1)	—	4.59	6/9/2020	—	—
	212,122(2)	—	4.59	9/5/2025	—	—
	83,333(3)	166,667(3)	3.50	12/20/2026	—	—
	37,402(4)(5)	—	11.55	None	—	—
	226,722(4)(6)	—	17.49	None	—	—
					—	—
Jeffrey F. Eisenberg	79,800(7)	150,200(7)	3.40	12/2/2026	—	—
	—	250,000(8)	2.11	10/26/2027	—	—
	—	—	—	—	50,000(9)	$105,720

James Parslow	—	175,000(10)	4.57	4/3/2027	—	—

Curtis Lockshin	14,546(11)	—	4.59	12/31/2024	—	—
	10,101(12)	5,052(12)	4.59	9/6/2025	—	—
	—	175,000(13)	4.30	1/1/2027	—	—

____________

(1)	Vested 100% on the date of grant.
(2)	Vested one-third on the date of grant, one-third upon the first anniversary of the grant date and one-third upon the second anniversary of the grant date.
(3)	Vests one-third upon the first anniversary of the grant date, one-third upon the second anniversary of the grant date and one-third on the third anniversary of the grant date. Per Mr. Maguire’s Settlement Agreement dated November 3, 2017, all unvested stock options vested on October 31, 2018.
(4)	References a JSOP award. The JSOP awards do not carry an expiration date once vested. Please refer to Note 12 to our audited consolidated financial statements included in Item 8 of our Annual Report to Stockholders for further description of the JSOP awards.
(5)	Vested equally over a five-year period from the date of grant.
(6)	Vested equally over a three-year period from the date of grant.
(7)	4,700 shares vested 100% on the date of grant. Remainder vests one-third upon the first anniversary of the grant date, one-third of the remaining amount upon the second anniversary of the grant date and one-third of the remaining amount on the third anniversary of the grant date.
(8)	125,000 of the options granted vest one-third upon the first anniversary of the grant date, one-third upon the second anniversary of the grant date and one-third upon the third anniversary of the grant date. 100,000 of the options granted vest upon the achievement of key clinical milestones for XBIO-101 and 25,000 of the options granted vest upon the achievement of key development milestones related to PSA.
(9)	References restricted stock units (“RSUs”) granted on October 26, 2017. Each RSU represents the right to receive one share of the Company’s common stock at vesting. The RSUs vest one-third upon the first anniversary of the grant date, one-third upon the second anniversary of the grant date and one-third upon the third anniversary of the grant date.
(10)	Vests one-third upon the first anniversary of the grant date, one-third upon the second anniversary of the grant date and one-third upon the third anniversary of the grant date.
(11)	Vested one-third upon March 3, 2015, one-third upon March 15, 2016 and one-third upon March 15, 2017.
(12)	Vests one-third upon the first anniversary of the grant date, one-third upon the second anniversary of the grant date and one-third upon the third anniversary of the grant date.
(13)	Vests one-third upon the first anniversary of the grant date, one-third upon the second anniversary of the grant date and one-third upon the third anniversary of the grant date.

19

Employment Agreements with our Named Executive Officers

Employment Agreement with Mr. Maguire

Mr. Maguire served as CEO of the Company and CEO of Lipoxen until October 2017, pursuant to a written employment agreement dated November 3, 2009 with Lipoxen (the “Maguire Employment Agreement”). We assumed this agreement in connection with our acquisition of Xenetic U.K. The agreement was governed by and construed in accordance with English law. Pursuant to the Maguire Employment Agreement, Mr. Maguire’s annual salary was set at $456,067 and was subject to periodic review by our Compensation Committee without any obligation on the part of the Compensation Committee to increase. We were required to make contributions to the Defined Contribution Pension Scheme of Xenetic U.K. at a rate of 12% of base salary, subject to statutory lifetime maximum contribution limits. During 2016, Mr. Maguire reached his lifetime maximum contribution limit and no further contributions were allowed. Additionally, Mr. Maguire was provided with life insurance coverage equal to four times base salary and was entitled to participate in our permanent health and private medical schemes. He was also eligible to participate in our bonus and share option/equity incentive options and/or schemes in force from time to time. The Employment Agreement was terminable by us for good cause without notice or payment in lieu of notice to Mr. Maguire. In case of termination upon change in control, Mr. Maguire was entitled for up to twelve months’ severance. As of October 26, 2017, Mr. Maguire no longer served as the CEO of the Company, but continued to serve as the CEO of Lipoxen on a part time basis through October 31, 2018.

On November 3, 2017, the Company and its wholly-owned subsidiaries, Xenetic U.K. and Lipoxen, entered into a Settlement Agreement with Mr. Maguire (the “Settlement Agreement”), which terminated the Employment Agreement. Pursuant to the terms of the Settlement Agreement, Mr. Maguire continued to receive his then-current base salary and benefits for a period of 12 months, received a lump sum termination payment of £30,000 and was reimbursed for certain tax liabilities as described in the Settlement Agreement. Additionally, Mr. Maguire’s unvested stock options vested on October 31, 2018, upon the terms and conditions specified in the Settlement Agreement and Mr. Maguire has until June 10, 2020 to exercise the vested options (unless the terms of the options provide for a longer period). Mr. Maguire continued to serve the Company through October 31, 2018.

Employment Agreement with Mr. Eisenberg

We entered into an employment agreement with Mr. Eisenberg effective as of December 1, 2016 for him to serve as Chief Operating Officer (the “Original Agreement”). The Original Agreement was for an initial term of one year, and automatically renewed for successive one year periods unless either party gave notice to the other no later than 90 days prior to the expiration of the then-applicable term; provided, however, that we could terminate the Original Agreement at any time. Mr. Eisenberg’s annual salary under the Original Agreement was $300,000, and was subject to annual review and upward adjustment only by the Compensation Committee of the Board. Mr. Eisenberg was also eligible to receive a bonus equal to 35% of his annual salary based on the attainment of certain individual and/or Company goals established by the Board or a committee thereto. Mr. Eisenberg was also eligible to participate in our employee benefit, welfare and other plans, as may be maintained by us from time to time, on a basis no less favorable than those provided to other similarly situated executives of the Company. Mr. Eisenberg was also subject to certain customary confidentiality, non-solicitation and non-competition provisions.

Under the Original Agreement, if Mr. Eisenberg’s employment was terminated by us without “Cause” (as defined in the Original Agreement) or if he resigned for “Good Reason” (as defined in the Original Agreement), he was entitled to receive (i) six months of his then current base salary, paid over time in accordance with our payroll practices then in effect if he had been employed by us for six months or less, (ii) 12 months of his then current base salary, paid over time in accordance with our payroll practices then in effect if he had been employed by us for more than six months, (iii) a pro-rated annual bonus and (iv) payment of premiums for continued health benefits under COBRA for up to six months.

On October 26, 2017, the Company amended and restated the Original Agreement in order to employ Mr. Eisenberg as the Chief Executive Officer of the Company, effective as of the same date (the “Amended Agreement”). The terms of the Amended Agreement were substantially similar to the terms of the Original Agreement, except for Mr. Eisenberg is now eligible to receive a bonus equal to 50% of his annual salary based on the attainment of certain individual and/or Company goals established by the Board or a committee thereto, and if Mr. Eisenberg’s employment is terminated by us without “Cause” (as defined in the Amended Agreement) or if he resigns for “Good Reason” (as defined in the Amended Agreement), he will be entitled to receive (i) within thirty days following the date of termination, an amount equal to one times his then current base salary, (ii) a pro-rated annual bonus and (iii) payment of premiums for continued health benefits under COBRA for up to twelve months.

20

Employment Agreement with Mr. Parslow

We entered into an employment agreement with Mr. Parslow effective as of April 3, 2017 (the “Parslow Employment Agreement”). The Parslow Employment Agreement does not provide for a specified term of employment and Mr. Parslow’s employment will be on an at-will basis. Mr. Parslow will receive an initial annual base salary of $265,000 and is eligible to earn an annual cash incentive bonus, which is initially set at a target aggregate bonus amount of 35% of Mr. Parslow’s base salary, upon achievement of certain individual and/or Company performance goals set by the Compensation Committee. Mr. Parslow is also eligible to participate in the Company’s employee benefit, welfare and other plans, as may be maintained by the Company from time to time, on a basis no less favorable than those provided to other similarly-situated executives of the Company. Mr. Parslow is also subject to certain customary confidentiality, non-solicitation and non-competition provisions.

If Mr. Parslow’s employment is terminated by the Company without “cause” (as defined in the Parslow Employment Agreement) or Mr. Parslow resigns for “good reason” (as defined in the Parslow Employment Agreement), after six months of employment but before his first anniversary with the Company, he will be entitled to receive (i) six months of his then current base salary, paid over time in accordance with the Company’s payroll practices then in effect and (ii) payment of premiums for continued health benefits under COBRA for up to six months. If Mr. Parslow’s employment is terminated by the Company without “cause” (as defined in the Parslow Employment Agreement) or Mr. Parslow resigns for “good reason” (as defined in the Parslow Employment Agreement), after his first anniversary with the Company, he will be entitled to receive (i) one year of his then current base salary, paid over time in accordance with the Company’s payroll practices then in effect and (ii) payment of premiums for continued health benefits under COBRA for up to one year.

Employment Agreement with Dr. Lockshin

We entered into an employment agreement with Dr. Lockshin effective as of January 1, 2017 (the “Lockshin Employment Agreement”). The Lockshin Employment Agreement does not provide for a specified term of employment and Dr. Lockshin’s employment will be on an at-will basis. Dr. Lockshin will receive an initial annual base salary of $250,000 and is eligible to earn an annual performance-based cash incentive bonus, which is initially set at a target aggregate bonus amount of 35% of Dr. Lockshin’s base salary, upon achievement of certain individual and/or Company performance goals established by the Board or a committee thereto. Dr. Lockshin is also eligible to participate in the Company’s employee benefit, welfare and other plans, as may be maintained by the Company from time to time, on a basis no less favorable than those provided to other similarly-situated executives of the Company. Dr. Lockshin is also subject to certain customary confidentiality, non-solicitation and non-competition provisions.

If Dr. Lockshin’s employment is terminated by the Company without “Cause” (as defined in the Lockshin Employment Agreement) or Dr. Lockshin terminates his employment for “Good Reason” (as defined in the Lockshin Employment Agreement) and Dr. Lockshin executes and does not revoke a general release of claims against the Company, then he will be entitled to receive (i) one year of his then current base salary, paid over time in accordance with the Company’s payroll practices then in effect and (ii) payment of premiums for continued health benefits under COBRA for up to twelve months.

Potential Payments Upon Termination or Change of Control

Our named executive officers may be entitled to payments upon termination or change in control. The details of such payments are included in the description of their employment agreements above.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2017 with respect to compensation plans under which equity securities are authorized for issuance:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Plan Category
Equity compensation plans approved by security holders	1,887,088	(1)	$4.02	1,420,543
Equity compensation plans not approved by security holders	–		–	–
Total	1,887,088		$4.02	1,420,543

(1)	Consists of 1,887,088 shares of our common stock to be issued upon the exercise of outstanding stock options and restricted stock units under the Xenetic Biosciences, Inc. Amended and Restated 2014 Equity Incentive Plan.

21

Director Compensation

Each of our non-employee, independent directors is currently entitled to receive an annual retainer of $50,000, payable in equal quarterly installments, an option to acquire 25,000 shares of the Company’s common stock upon initial appointment to the Board, and an additional option to acquire 25,000 shares each year thereafter on the date of the Company’s annual meeting of stockholders. All members of our board are reimbursed for their usual and customary expenses incurred in connection with their service on the Board, including out-of-pocket expenses, transportation, and airfare on the Company’s business.

Director Compensation Table

As our employee directors during fiscal year 2017, each of Mr. Maguire and Mr. Eisenberg did not receive any compensation for his Board service during the last completed year. Mr. Maguire resigned from the Board effective August 9, 2017. The following table sets forth information for the year ended December 31, 2017 regarding the compensation awarded to, earned by or paid to our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(1)(2) ($)	All Other Compensation ($)	Total ($)

Dr. James E. Callaway(3)	$18,750	–	$62,553	–	$81,303
Firdaus J. Dastoor	$26,920	–	$45,895	–	$72,815
Dr. Dmitry Genkin(4)	$–	–	$–	$49,980(5)	$49,980
Roman Knyazev	$1,950	–	$–	–	$1,950
Dr. Roger Kornberg	$50,000	–	$45,895	–	$95, 895
Mr. Adam Logal(6)	$18,750	–	$62,553	–	$81,303
Dr. Edward J. Benz(7)	$36,413	–	$–	–	$36,413
Darlene Deptula-Hicks(8)	$42,935	–	$–	–	$42,935

_______________

(1)	The amounts represent the aggregate grant date fair value of stock options granted during 2017. For a discussion of the assumptions and methodology used to calculate the value of our stock options, see Note 12 to our audited financial statements included in Item 8 of the Annual Report to Stockholders.
(2)	The table below shows the aggregate number of option awards outstanding for each of our non-employee directors as of December 31, 2017:
Name	Option Awards (#)
Dr. James Callaway	25,000
Firdaus J. Dastoor	70,455
Dr. Dmitry Genkin	37,389
Roman Knyazev	37,879
Dr. Roger Kornberg	50,000
Adam Logal	25,000

In addition to the option awards described above, Mr. Dastoor holds a warrant to purchase 48,485 shares of our common stock at $7.92 per share. These warrants are fully vested and expire in December 2019. In addition, Dr. Genkin holds a warrant to purchase 30,304 shares of our common stock at $13.86 per share. These warrants are fully vested and expire in November 2020.

(3)	Dr. Callaway was appointed to the Board on August 14, 2017.
(4)	Dr. Genkin was appointed to the Board on August 14, 2017.
(5)	These amounts represent fees paid for scientific services rendered to the Company by Dr. Genkin during 2017.
(6)	Mr. Logal was appointed to the Board on August 14, 2017.
(7)	Dr. Benz resigned from the Board effective August 9, 2017.
(8)	Ms. Deptula-Hicks resigned from the Board effective August 9, 2017.

See “Certain Related Person Transactions” below for compensation arrangements involving specific members of the Board.

22

Proposal 3

Approval By Non-Binding Advisory Vote Of The Resolution Approving Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires all public companies to hold a separate non-binding advisory stockholder vote to approve the compensation of named executive officers as reported in this proxy statement (commonly known as the “Say On Pay” vote). In prior years, we were exempt from this requirement due to our status as an emerging growth company. Our status as an emerging growth company terminated during fiscal year 2017; as a result, we are required to hold an advisory Say on Pay vote at this annual meeting, as well as an advisory vote on the frequency of any such future advisory votes (see Proposal 4 below).

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, the Company is asking stockholders to approve the following Say on Pay advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Xenetic Biosciences, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s disclosure rules, including the narrative discussion in the section entitled “Executive Compensation”, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Stockholders.

This advisory resolution is not binding on the Company. Although non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will carefully review and consider the voting results when evaluating our named executive officer compensation.

The Board Of Directors Recommends a Vote

“For” The Say on Pay Proposal.

23

Proposal 4

Non-Binding Advisory Vote On The Frequency Of Holding

Future Votes Regarding Say on Pay

Under the Dodd-Frank Act, at least every six years Company stockholders are entitled to cast an advisory vote to indicate the frequency with which we should hold future non-binding votes to approve executive compensation, or to abstain from voting. Companies must give stockholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years, or every three years (commonly known as “Say on Frequency”).

Pursuant to Section 14A of the Exchange Act, and as a matter of good corporate governance, we are holding a separate non-binding advisory vote on the frequency of Say on Pay in future years at the Annual Meeting. We are requesting your non-binding vote to determine whether the frequency of the vote to approve the compensation of our named executive officers should be every 1 year, 2 years or 3 years. The Board of Directors and the Compensation Committee believe that annual votes every 1 year will allow the Compensation Committee, management, and our stockholders to continue to engage in a timely, open and meaningful dialogue regarding our executive compensation philosophy, policies and practices.

This is an advisory vote and will not be binding on the Board of Directors or the Company, and the Board of Directors may determine that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than may be indicated by this advisory vote of our stockholders. Nevertheless, the Compensation Committee will take into account the outcome of this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years.

The Board Of Directors Recommends a Vote

“For” a Frequency of One Year for Holding Future Non-Binding Votes

to Approve Named Executive Compensation.

24

Transactions With Related Persons

During the fiscal year ended December 31, 2017 and the fiscal year ended December 31, 2016, there was not, nor is there any currently proposed transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeded or exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which any executive officer, director or holder of more than 5% of any class of voting securities of the Company and members of that person’s immediate family had, has or will have a direct or indirect material interest, other than as set forth in “Executive Compensation” and “Director Compensation Table” above and disclosed below.

Policy Regarding Related Party Transactions

Our Board adopted a written related party transaction policy prior to our Nasdaq uplisting on November 1, 2016 to set forth the policies and procedures for the review and approval or ratification of related party transactions. Any transaction between the Company and its officers, directors, principal stockholders or affiliates is required to be on terms no less favorable to us than could be reasonably obtained in arms-length transactions with independent third-parties, and any such material related party transactions must also be reviewed and approved by a majority of the Board of Directors. All of the actions described in this section occurred prior to the adoption of this policy.

Certain Related Person Transactions

PJSC Pharmsynthez

PJSC Pharmsynthez (formerly, OJSC Pharmsynthez) (“Pharmsynthez”) is our largest and controlling stockholder with a share ownership of 48.3% of the total issued and outstanding common stock as of the record date. Pharmsynthez was a related party of SynBio, which is related party of ours, and acquired 100% of SynBio in February 2017. The combined ownership of Pharmsynthez and SynBio was 57.1% at the record date. In addition, one of our directors, Dr. Dmitry Genkin, is the Chairman of the board of directors of Pharmsynthez, a second director of ours, Mr. Roman Knyazev, is also a director of Pharmsynthez and one of our executive officers, Dr. Curtis Lockshin, is an officer of a wholly-owned subsidiary of Pharmsynthez. In November 2009, the Company entered into a collaborative research and development license agreement with Pharmsynthez (the “Pharmsynthez Arrangement”) pursuant to which the Company granted an exclusive license to Pharmsynthez to develop, commercialize and market six drug candidates based on the Company’s PolyXen and ImuXen technology in certain territories. In exchange, Pharmsynthez granted an exclusive license to the Company to use any pre-clinical and clinical data developed by Pharmsynthez, within the scope of the Pharmsynthez Arrangement, and to engage in further research, development and commercialization of drug candidates outside of certain territories at the Company’s own expense.

 Financing Agreements

In July 2015, we entered into a Securities Purchase Agreement with Pharmsynthez providing for the issuance of certain promissory notes and certain warrants to purchase shares of our common stock.

In November 2015, we entered into an Asset Purchase Agreement (the “Kevelt APA”) with AS Kevelt and Pharmsynthez. The Kevelt APA provided for the transfer to us of certain intellectual property rights with respect to the immunomodulatory drug candidate XBIO-101 held by AS Kevelt. In April 2016, we completed the purchase of the intellectual property rights associated with the Kevelt APA and issued 3.0 million shares of the Company’s common stock pursuant to the agreement.

The Kevelt APA also provided for our issuance of certain convertible promissory notes and warrants to purchase shares of our common stock. During the quarter ended March 31, 2016, we issued $3.5 million of convertible promissory notes to Pharmsynthez receiving $3.5 million in cash proceeds. In April 2016, Pharmsynthez converted all of its convertible promissory notes and associated interest of approximately $12.3 million into 1.4 million shares of common stock. As such, we issued to Pharmsynthez 1.4 million shares of common stock in connection with conversion of the convertible notes, which amount, together with the 3.0 million shares of common stock in connection with the closing of the Kevelt APA, resulted in an aggregate of 4.4 million new shares of common stock being issued to Pharmsynthez.

During the quarter ended September 30, 2016, we issued $1.0 million of convertible promissory notes to Pharmsynthez, receiving $1.0 million in cash proceeds of which $0.5 million of the notes was applied toward our November 2016 offering. On November 1, 2016, Pharmsynthez purchased 1,454,545 shares of Convertible Series B Preferred Stock in our initial public offering for $6.0 million.

25

SynBio LLC

SynBio is one of our largest stockholders and owns approximately 8.7% of our total issued and outstanding common stock as of the record date and all of our outstanding Series A Preferred Stock. Effective February 27, 2017, Pharmsynthez acquired 100% of SynBio.

In August 2011, SynBio and the Company entered into a stock subscription and collaborative development of pharmaceutical products agreement (the “Co-Development Agreement”). The Company granted an exclusive license to SynBio to develop pharmaceutical products using certain molecule(s) based on SynBio’s technology and the Company’s proprietary technology (PolyXen, OncoHist and ImuXen) that prolongs the active life and/or improves the pharmacokinetics of certain therapeutic proteins and peptides (as well as conventional drugs). In return, SynBio granted an exclusive license to the Company to use the pre-clinical and clinical data generated by SynBio in certain agreed products and engage in the development of commercial candidates.

SynBio and the Company are each responsible for funding their own research activities. There are no milestone or other research-related payments due under the Co-Development Agreement other than fees for the supply of each company’s respective research supplies based on their technology, which, when provided, are due to mutual convenience and not representative of an ongoing or recurring obligation to supply research supplies. Serum Institute of India Limited (“Serum Institute”) has agreed to directly provide the research supplies to SynBio, where the Company is not liable for any failure to supply the research supplies as a result of any act or fault of Serum Institute. Upon successful commercialization of any resultant products, the Company is entitled to receive royalties on sales in certain territories and pay royalties to SynBio for sales outside those certain territories.

Through December 31, 2017, the Company and SynBio continued to engage in research and development activities with no resultant commercial products. The Company did not recognize revenue in connection with the Co-Development Agreement during the years ended December 31, 2017 and 2016.

On September 23, 2016, SynBio exchanged 970,000 shares of our common stock for an equal number of shares of Series A Preferred Stock.

Effective October 26, 2016, we entered into a voting agreement with SynBio whereby SynBio agreed to vote their shares of common stock in the same proportion as the shares of common stock held by non-affiliates on all matters subject to stockholder approval for a period of one year.

Loan Agreement

In May 2011, we received a short-term unsecured loan facility of up to $1.7 million from SynBio, of which none was outstanding as of December 31, 2017 and 2016, respectively. In connection with the Kevelt APA, we made a series of payments during 2016 totaling $323,640 to creditors of Kevelt. Pursuant to the Kevelt APA such payments are considered direct offsets to the loan with SynBio. The loan had an interest rate of 8.04% per annum as of the date of grant, with interest payable upon repayment of the loan, which was to be seven months after the closing date of the loan. In December 2016, we entered into an agreement with SynBio, Pharmsynthez, and Kevelt, which settled all amounts owed by us on the SynBio loan for services provided by Kevelt to us in connection with the XBIO-101 Phase 2 project and the purchase of drug candidate supply from Kevelt sufficient to meet the needs of the XBIO-101 Phase 2 clinical trial. Pursuant to the agreement, we transferred $620,387 to the counterparties. We repaid the remainder of the loan facility with proceeds from our November 1, 2016 offering.

Serum Institute

Serum Institute owns approximately 6.7% of our total issued and outstanding common stock as of the record date. One of our directors, Firdaus Jal Dastoor, is currently a Group Director in charge of Finance and Corporate Affairs and Company Secretary of Serum Institute. In the period from 2004 through 2011, we entered into certain amended license and supply agreements with Serum Institute. The original license agreement with Serum Institute was a collaborative Development and Manufacturing Arrangement to develop agreed upon potential commercial product candidates using our PolyXen technology. Following the 2011 amendment, which is still in effect, Serum Institute retained an exclusive license to use our PolyXen technology to research and develop one potential commercial product, Polysialylated Erythropoietin (PSA-EPO) in territories excluding the United States of America, European Economic Area and Japan, among certain other territories. Serum Institute is responsible for conducting all pre-clinical and clinical trials required to achieve regulatory approvals within the certain predetermined territories at Serum Institute’s own expense.

26

Manufacturing Agreement

The 2011 amendment with Serum Institute also provides for the supply of PSA by Serum Institute to us and our collaborative partners. Serum Institute has the non-exclusive right to supply PSA to us, and our collaborative partners and customers on a cost-plus basis. On an individual basis, Serum Institute may enter into separate supply agreements with us and/or our collaborative partners for the purpose of providing a supply of PSA directly to the collaborative partners. Further, any agreement between Serum Institute and a collaborative partner shall not create any obligation or liability for us. In September 2016, we issued 211,486 shares of common stock to Serum in exchange for $750,000 of research and development and clinical PSA supply as well as settlement of approximately $163,000 of prior purchases of PSA supply.

Director Fees and Consulting Services Agreement with Dr. Dmitry Genkin

We previously had entered into an agreement with Dr. Dmitry Genkin under which he was entitled to an annual fee of £750 paid in quarterly installments for his services as director of the Company. During 2016 Dr. Genkin was paid approximately $1,000 in respect of director services provided. In addition, Dr. Genkin provided research and consulting services to the Company, for which he was paid approximately $50,000 and $129,000 during the years ended December 31, 2017 and 2016, respectively. This agreement was terminated on July 31, 2017. In May 2016, Mr. Genkin resigned from the Board and was reappointed to the Board in August 2017.

Deferred Salary Arrangement with Mr. M. Scott Maguire

Mr. Maguire was our former Chief Executive Officer and the former Chief Executive Officer of Lipoxen. Prior to October 31, 2018, Mr. Maguire’s annual salary was $456,067 pursuant to his written employment agreement with us. Of Mr. Maguire’s 2015 salary amount and 2016 salary through June 30, 2016, fifty percent (50%) had been paid in cash and fifty percent (50%) had been deferred and accrued pursuant to an unwritten arrangement between us and Mr. Maguire. In July 2016, we issued a 10% Junior Secured Collateralized Convertible Promissory Note in the amount of $369,958 and warrants to purchase 37,369 shares of our common stock at the lesser of $6.60 per share and 120% of the price per share in our next capital raise of at least $7 million to Mr. Maguire for the deferred salary. We also entered into a Deferred Salary Security Agreement with Mr. Maguire, pursuant to which Mr. Maguire agreed to continue to defer fifty percent (50%) of his salary until the earlier to occur of: (i) the closing of a public offering of our securities concurrent to a NASDAQ listing, or (ii) September 30, 2016 (the “Deferral End Date”). All deferred salary became due and payable on the Deferral End Date. As security for the payment of the deferred salary, we granted Mr. Maguire a continuing security interest in our assets, including all inventory, accounts, accounts receivable, equipment, trademarks, contracts, copyrights and general intangibles, provided, however, that pursuant to a Debt Subordination Agreement between Mr. Maguire and Pharmsynthez, the payment of such deferred salary is subordinate to the prior payment in full in cash of any and all of our indebtedness and liabilities to Pharmsynthez. Upon completion of our public offering on November 7, 2016, we settled this note and related interest in cash and the Debt Subordination Agreement was subsequently terminated.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or the Company. Direct your written request to Xenetic Biosciences, Inc., to the attention of our Corporate Secretary, 99 Hayden Ave, Suite 230, Lexington, Massachusetts 02421 or contact our Corporate Secretary at 781-778-7720. Stockholders who currently receive multiple copies of these materials at their addresses and would like to request “householding” of their communications should contact their brokers.

27

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ James Parslow

James Parslow
Secretary

November 9, 2018

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2017, as amended, is available without charge upon written request to: Corporate Secretary, Xenetic Biosciences, Inc., 99 Hayden Ave, Suite 230, Lexington, Massachusetts 02421.

28

Xenetic Biosciences, Inc. 99 Hayden Ave., Suite 230 Lexington, MA 02421	Xenetic Biosciences, Inc. 99 Hayden Ave., Ste 230 Lexington, Massachusetts 02421

Annual Meeting of Stockholders Meeting Date: Wednesday, November 28, 2018 Time: 10 A.M. EDT Location: 4400 Biscayne Blvd Miami, Florida 33137

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

Voting Instructions

SAMPLE SHAREHOLDER NAME 101 SAMPLE STREET APT. 999 SAMPLE CITY, TX 99999	You can vote by Internet Instead of mailing your proxy, you may choose to vote on the Internet. Validation details including Control ID are located on this form.

Please vote immediately. Your vote is important.

Vote by Internet

Log on to the internet and go to https://stocktrack.simplyvoting.com See your Control ID below. Follow the steps outlined on this secured Web site.

Vote by telephone

Call (702) 818-5898 to vote by phone

***WE MUST RECEIVE YOUR VOTING INSTRUCTIONS PRIOR TO 2:00 P.M. ET 11/27/18***
This Proxy will be voted in accordance with the directions given herein. If no direction is given, this Proxy will be voted per the board of directors’ recommendation as noted next to each item below.

PROXY CARD	Control ID: SAMPLE000000X

A.          Voting Items (Fill in only one box per nominee or item in black or blue ink)

1.	Election of Directors	For	Withhold

	James E. Callaway	☐	☐	Board of Directors recommendation For
	Firdaus Jal Dastoor	☐	☐	Board of Directors recommendation For
	Jeffrey F. Eisenberg	☐	☐	Board of Directors recommendation For
	Dmitry Genkin	☐	☐	Board of Directors recommendation For
	Roman Knyazev	☐	☐	Board of Directors recommendation For
	Roger Kornberg	☐	☐	Board of Directors recommendation For
	Adam Logal	☐	☐	Board of Directors recommendation For

(Continued on the next page)

Xenetic Biosciences, Inc.	PROXY CARD	Page 2 of 3

Xenetic Biosciences, Inc.

99 Hayden Ave., Ste 230

Lexington, Massachusetts 02421

Annual Meeting of Stockholders to be held on Wednesday, November 28, 2018 at 10:00 a.m. ET at 4400 Biscayne Blvd., Miami, FL 33137

		For	Against	Abstain

2.	To ratify the selection by the Audit Committee of Marcum LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.	☐	☐	☐	Board of Directors recommendation For

3.	Non-binding advisory vote to approve the Company’s named executive officer compensation ("Say on Pay").	☐	☐	☐	Board of Directors recommendation For

		1 Year	2 Years	3 Years	Abstain
4.	Non-binding advisory vote to approve the frequency of holding future votes regarding named executive officer compensation ("Say on Frequency").	☐	☐	☐	☐	Board of Directors recommendation 1 Year

NOTE: In their discretion, the proxy holders are authorized to transact any other business as may properly come before the meeting or any adjournments or postpones thereof.

B.       Non-Voting Items

☐       I would like to receive proxy materials via email in the future

Email Address: _______________________________________________________________________

C.       Authorized Signatures - This section must be completed for your vote to be counted. Date and Sign Below.

The undersigned, revoking all prior proxies, hereby appoints Jeffrey F. Eisenberg and James Parslow, or either of them, as proxies of the undersigned (with full power to act without the other and to appoint his substitute) to attend and represent the undersigned at the Annual Meeting of the Stockholders of Xenetic Biosciences, Inc. (the “Company”) to be held at 4400 Biscayne Blvd, Miami, Florida 33137 on November 28, 2018 at 10:00 a.m. ET, and any adjourned sessions thereof, and there to act and vote as indicated, upon all matters referred to on the previous page and described in the proxy statement relating to the annual meeting, all shares of common stock of the Company which the undersigned would be entitle to vote or act upon, with all powers the undersigned would possess, if personally present at the meeting and at any adjourned sessions thereof. Each of the matters on the previous page is being proposed by the Board of Directors of the Company.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereof the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

(Continued on the next page)

IMPORTANT – PLEASE SIGN AND RETURN THIS PROXY PROMPTLY. Please sign exactly as your name(s) appear(s) herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

☐ I PLAN TO ATTEND THE MEETING

Date (mm/dd/yyyy)	Signature(s):

Address Change/Comments

If voting by mail, you must complete Sections A & C and mail in the provided envelope.